HAMPSHIRE GROUP, LIMITED
                                 & SUBSIDIARIES
                       CODE OF ETHICS AND BUSINESS CONDUCT

I. CODE OF ETHICS

     It is the policy of Hampshire Group, Limited and its Subsidiaries (collectively "Hampshire Group" or the "Company") that its worldwide operations are conducted according to the highest standard of business integrity and that its global associates (as defined below) shall not engage in activities that might conflict with their responsibilities to the Company. This Code of Ethics and Business Conduct ("Policy Guide") contains guidelines that are intended to assist employees in making decisions on behalf of the Company and in avoiding conflicts of interest. No policy guide can be all-inclusive; therefore responsibility for proper conduct rests with each employee. There is no substitute for personal integrity and good judgment. An employee faced with making a decision in a difficult situation should consider whether he or she would feel comfortable if the decision became public knowledge. If the decision could be criticized from a legal or ethical standpoint, the decision probably is incorrect.

     It is the policy of Hampshire Group to manufacture and sell only products that are safe, of high quality, and otherwise fully in compliance with all applicable legal requirements. Further, it is the policy of the Company to comply fully with all laws, regulations, and standards of conduct that apply to the Company or its products, in every jurisdiction in which it conducts business. All Hampshire Group employees shall conduct the business of the Company in accordance with the highest standards of honesty and integrity. Hampshire Group employees shall make only true and accurate statements and representations in the corporate records and to government agencies, suppliers, customers, the press, and the general public.

II. PERSONS COVERED

     This Code of Ethics and Business Conduct was adopted by the Board of Directors of Hampshire Group and is effective for all employees, officers and directors ("associates"). With regard to personal securities trading and certain other matters, the Policy Guide also applies to spouses, family members and others who live in their households. In particular, Hampshire Group employees may not do indirectly through a family member what they are prohibited from doing directly. Therefore, all references in the Policy Guide to Hampshire Group employees include such individuals as well as, where appropriate, their immediate families.

     Because this important Policy Guide applies to all employees, each employee must read it carefully. In addition, Hampshire Group will periodically circulate notices reminding all employees of their obligations under the Policy Guide.

     Employees should not hesitate to ask their supervisor or any senior manager if they have questions concerning this Policy Guide. The President of any Hampshire Group subsidiary or division ("Division Head") or any corporate officer may be consulted regarding interpretation or applicability of this Policy Guide in general, or with regard to a specific situation.

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III. BUSINESS CONDUCT

     While it is not possible to describe every situation that may violate this Policy Guide, the Company deems the following guidelines to be particularly important.

A.   Payments to Customers or Suppliers

     No effort may be made, directly or indirectly, to influence improperly a customer or supplier. The payment of bribes, payoffs, kickbacks or other benefits that may improperly influence business relationships between the Company and its customers or suppliers is prohibited. Such conduct is illegal and may violate state and federal criminal laws.

B. Payments to Government Officials or Employees

     Corporate funds or other assets may not be paid or furnished, directly or indirectly, to a government official, politician or employee for the purpose of obtaining or maintaining business on behalf of Hampshire Group or any of its subsidiaries or divisions. Such conduct is illegal and may violate state and federal criminal laws, including the Foreign Corrupt Practices Act (discussed below).

C.   Political Contributions

     No corporate funds or other assets may be paid or furnished, directly or indirectly, to a political party or political candidate or incumbent, except if legally permissible and if approved in advance by the Company. All requests must be presented in writing to the Chief Financial Officer. No political contributions by individual employees may be made in the name of Hampshire Group or be reimbursed by it, directly or indirectly.

D.   Gifts and Entertainment

     Gifts, favors or entertainment may not be provided by or on behalf of Hampshire Group to a customer, supplier, government employee or other person or organization, unless all of the following criteria are met:

o The item is consistent with the normal and accepted business ethics of the country in which it is provided;

o It does not violate the laws of the United States or the country in which it is provided (see discussion of Foreign Corrupt Practices Act below);

o    It is reasonable and not excessive;

o It cannot, in the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback; and o Public disclosure of it would not embarrass the Company.

     In no circumstances may gifts be made of cash or cash equivalents. Gift certificates, however, may be given if they are reasonable, comply with the foregoing standards, and are properly documented and approved in writing by any two of the following: a Division Head, Executive Vice President, the President, Chief Financial Officer, or the Chief Executive Officer.

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E. Payments Outside Recipient's Domicile Or Resident Country

     Payment by Hampshire Group of salaries or amounts for goods or services that is to be made outside the domicile or resident country of the recipient must be reviewed and approved in advance by Hampshire Group's Chief Financial Officer, or Chief Executive Officer.

F.   Agents, Brokers and Consultants

     Payments to agents, brokers, consultants, professionals or other parties representing Hampshire Group must be limited to reasonable compensation for services rendered plus reimbursement for legitimate expenses incurred. Contracts entered into with such parties must disclose fully the fees to be paid and the services to be rendered. No such party may be engaged by Hampshire Group to make payments or take action that would be in conflict with any provisions of this Policy Guide.

G.   Accounting Procedures

     All transactions must be properly recorded on the books and records of Hampshire Group. No unrecorded bank accounts, corporate funds or assets of any kind may be maintained, and all entries made in any corporate books or records must be accurate and comply with Company policies and procedures. Corporate funds may not be paid with the intent or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting such payment.

H.   Compliance With Laws

     It is Hampshire Group's policy to comply with the laws of all jurisdictions in which it does business. Therefore, it is each employee's responsibility to ensure that Hampshire Group's business is conducted in a manner that complies with governmental regulations; antitrust laws (see discussion below); environmental laws; exchange and import/export controls; workplace safety laws; equal employment opportunity laws; securities laws (see discussion below); tax laws; and all other laws and regulations of the United States and other jurisdictions that may be applicable to its business.

I.   International Boycotts

     Several United States laws prohibit cooperation with certain international country boycotts. Penalties apply even for failure promptly to report any requests for boycott-related information or action. The boycott laws are extremely complex, and any request received by Hampshire Group that could possibly fall within the context of a boycott law (such as a request to refrain from doing business in a particular country) should be brought to the immediate attention the Chief Financial Officer before any response is made to the request.

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IV. FOREIGN CORRUPT PRACTICES ACT

     The Foreign Corrupt Practices Act (the "FCPA") prohibits any Hampshire Group employee from, directly or indirectly, paying or giving (or offering or promising to pay or give) any funds or anything of value to any foreign official or other "Covered Person" (as defined below) for the purpose of: (a) influencing any act or decision of the Covered Person in that person's official capacity;
(b) inducing the Covered Person to do or omit to do any act in violation of that person's lawful duty; or (c) inducing the Covered Person to use his, her or its influence with a foreign government or instrumentality to affect or influence any act or decision of that government or instrumentality. The FCPA also prohibits paying or giving funds or anything of value to any person while knowing that all or a portion thereof will be forwarded to a Covered Person for a purpose proscribed by the FCPA.

     For purposes of the FCPA, "foreign" means outside of the United States. "Covered Person" includes any foreign official (which includes, without limitation, an officer or employee of any foreign government of any governmental department, agency or instrumentality or any government owned or controlled enterprise or any person acting in an official capacity for or on behalf of such governmental department, agency, instrumentality or enterprise), foreign political party, foreign party official or candidate for foreign political office.

     Facilitating payments in nominal amounts may be requested by low-ranking government employees outside the United States regarding their performance of routine, non-discretionary functions or services which they are obliged to perform as part of their responsibilities but which they may delay or refuse to perform unless compensated. Examples of such services would be the issuing of visas or customs documents. Such payments are discouraged, but if absolutely necessary should be made only after consultation with a Division Head, or the Chief Financial Officer. Any such payments must be accounted for properly in the corporate books and records.

V. CONFLICTS OF INTEREST

     A.   Gifts and Entertainment

     No employee may accept a gift, favor or entertainment from a customer, vendor or other person or organization in connection with business of the Company unless all of the following criteria are met:

     o The item is consistent with the normal and accepted business ethics of the country in which it is provided;

     o It does not violate the laws of the United States or the country in which it is provided (see discussion of Foreign Corrupt Practices Act above);

     o    It is reasonable and not excessive;

     o It cannot, in the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback; and
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     o    Public disclosure of it would not embarrass the Company. In no circumstances may gifts of cash or cash equivalents be accepted.

Note 1: Tickets to concerts, sporting events, shows, and fund raising events may be acceptable by employees and are generally not considered gifts, but must be reasonable and are subject to the above criteria. Tickets may not be used for resale.

Note 2: Trips and symposiums offered by customers or vendors may be attended by employees if such are offered in the context of a group session with other similar suppliers or purchasers in attendance as guests, are reasonable and meet the above criteria.

     B.   Acting Against Company Interests

     No employee may take personal advantage of, or make available to others, any business opportunity in which it is known or could reasonably be known that Hampshire Group might be interested, such as a purchase of a company, real estate, a license or other property, or any interest in a firm or product in which Hampshire Group is known to have an interest in acquiring. In no event may an employee deal for his or her own account in products sold or services performed by Hampshire Group

     C.   Outside Employment

     An employee serving as a director of, or having a business or financial interest in, a firm having current or prospective dealings with Hampshire Group (such as a competitor, customer, supplier, landlord, tenant, or merger/acquisition candidate) must disclose that fact in writing to the Chief Financial Officer so that it may be determined whether the situation presents a conflict of interest. The business or financial interests of members of an employee's family living with the employee also shall be considered to be the financial interests of the employee. Any subsequent approval to continue or engage in such outside directorship or investment must be made in writing. The Company will presume that ownership of not more than one percent (1%) of a publicly traded company's securities (other than Hampshire Group) does not involve a conflict of interest and does not need to be disclosed.

     D.   Government Service

     While service by employees in government positions is encouraged, in some cases such service may present a conflict of interest. If election or appointment to such a position is anticipated, the employee must request the written approval of his or her President. An employee holding a government office should abstain from any vote or decision that involves Hampshire Group interests.

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VI. CONFIDENTIALITY OF INSIDE INFORMATION

     Hampshire Group associates and each person affiliated with Hampshire Group must maintain the confidentiality of information belonging or relating to Hampshire Group and its business or relating to others and obtained through a relationship with Hampshire Group. Adhering to this principle is a condition of continued employment. Section 10 of this Policy Guide contains a discussion of "material information" in the context of "insider trading" and "tipping" provisions of the securities laws.

     The information that must be kept confidential by Hampshire Group associates is much broader, however. Confidential information also includes any information not generally known about Hampshire Group business (such as, but not limited to, unpublished financial data, marketing, financial or other plans, customer or vendor lists, sales reports, price lists, blueprints, formulas, manufacturing processes, inventions, product development information or other proprietary data). Misuse of information entrusted to or made available to an employee by Hampshire Group or by other persons with whom Hampshire Group has a relationship is inappropriate as a business practice and could lead to civil and criminal prosecution of the individuals involved under various state and federal laws.

     In addition to using your own judgment, you should take the following actions to preserve the confidentiality of Hampshire Group's information:

     A. Do not discuss or disclose confidential information in public places where you can be overheard such as elevators, hallways, restaurants, airplanes or taxicabs. Discussions relating to confidential information with persons entitled to that information should be confined to closed offices or other secure locations.

     B. Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not leave confidential documents in unattended conference rooms or where visitors can see them. Confidential information sent to others within or outside should be placed in sealed envelopes.

     C. Be aware that voices carry and that conversations conducted on speaker telephones in offices and on car or airplane telephones may be overheard.

     D. Be aware that conversations about where Hampshire Group personnel are traveling or the presence of certain visitors in the office may reveal confidential information.

     E. Avoid sending or receiving confidential information by fax machines located in hotels, airport lounges, or the offices of third persons.


     F. Under no circumstances are employees to provide confidential documents or information (including documents relating to customers, competitors or suppliers) to third parties without the express consent of an officer of the Company.

     The above list gives examples of steps designed to insure confidentiality. In some situations, other steps may be necessary. Each employee is responsible for taking whatever practical steps are appropriate to preserve the confidentiality of information.

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     You agree that you will not, during or after the termination of your relationship with the Company, disclose (other than in the proper performance of your duties ) any information, knowledge, data or property that you have obtained or developed as a Hampshire Group employee concerning Hampshire Group business. You also agree that all analyses, charts, drawings, reports and other documents prepared by you or inventions or ideas developed or discovered by you in the course of your association with Hampshire Group shall be Hampshire Group's property. Upon termination of your association with Hampshire Group you will return all documents (including data and documents on computer disks) and all copies thereof to Hampshire Group.

VII. HONESTY

     No employee shall commit or contribute to acts of dishonesty against Hampshire Group such as fraud, theft, embezzlement or misappropriation of corporate assets. Employees are encouraged to report suspected problems to the Audit Committee and will be protected against retaliation. (See "Complaint Procedures" attached.) In addition to appropriate disciplinary action, a criminal complaint will be filed against the offending employee if the evidence and circumstances so warrant.

VIII. COMPETITION AND COMPETITIVE PRODUCTS

     It is Hampshire Group's policy to sell its products on their merits. Hampshire Group employees, representatives and agents should not falsely disparage or make unfair negative comments about its competitors or their products and services. (See also Section 11: Antitrust Laws).

IX. DISCLOSURE OF COMPANY INFORMATION

     As a "public company," Hampshire Group is committed to timely, consistent, fair and credible dissemination of information to the public, in keeping with legal and regulatory requirements, to enable orderly behavior in the capital markets. Hampshire Group regularly prepares comprehensive reports for filing with the Securities and Exchange Commission and dissemination to the public. Our management is often asked, however, to provide additional business and financial information. It is the policy of Hampshire Group never to release material, non-public information to any third party except (a) pursuant to signed confidentiality agreements, or (b) communications made to a person who owes the Company a duty of trust or confidence, such as an attorney, investment or commercial banker or accountant. If the Company releases material, non-public information to an investor or securities market professional other than under the special circumstances referred to above, in compliance with Regulation FD, the Company immediately makes public disclosure of such information.

          A.   Authorized Spokespersons

          For various reasons, including ensuring the accuracy and proper disclosure of information, it is the Company's policy to limit the individuals responding to requests for information to authorized

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          spokespersons. Employees who are not authorized spokespersons shall continue to refer all calls from shareholders, securities market professionals, banks and media to persons authorized to speak on behalf of the Company. Any request for such business or financial information should be directed to the following authorized spokespersons:

          o    Chairman, President and Chief Executive Officer ("CEO"),

          o    Chief Financial Officer ("CFO") or Treasurer.

          B.   General Principles and Procedures

          The principles set forth below are designed to permit the fullest possible disclosure of corporate news to securities market professionals, reporters and other responsible people, while avoiding prohibited selective disclosure and potential trading abuses. All Company associates are expected to follow these principles and, where applicable, the disclosure procedures set forth below. Any questions about compliance with these principles and procedures should be addressed to the CFO at (864) 225-6232.

          1. Sensitive information should be disseminated within the Company only to those individuals who need to know it.

          2. Voluntary public disclosure of financial projections prepared for internal use are potentially problematic for the Company given the inherent unreliability of such information and the possible need to update it. Statements about other future events, which may or may not occur, also raise similar issues. Accordingly, briefings of securities market professionals, reporters or other "outsiders" should be limited to historical financial data and completed business transactions. "Forecasts," financial or otherwise, in these types of circumstances should not be made, confirmed or denied.

          3. Unless the Company is the source of a "market rumor," there is generally no duty to respond to the rumor. When asked to respond to a "market rumor," members of management should in most circumstances respond with a firm "it is the Company's policy not to respond to market rumors," and they should do so consistently, without regard to whether the particular rumor may be good or bad, true or false. Such inquiries should be reported immediately to the CFO.

          4. Special rules apply to disclosures proposed to be made if the Company were to take substantial steps to commence a "tender offer." In that context, no one in the Company may respond to any inquiry for sensitive information without the prior approval of the CFO.

          5. While it is indeed the Company's policy to provide helpful information to the extent possible, it is not our policy to edit or revise written work produced by others. The Company cannot assume responsibility for the contents of reports of securities analysts or other third parties concerning the Company. Accordingly, none of our associates should review "drafts" of reports produced by others concerning the Company; however, any of the persons designated above as authorized spokespersons may review a draft report for misstatements of history or fact only.

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          C.   Inquiries on Value of Company's Stock

          From time to time, investors or individuals representing investment banks, commercial banks, and other financial institutions with an interest in determining facts relevant to the value of the Company's securities, make inquiries. Subject to the General Principles and Procedures stated above, it is appropriate to respond to such inquiries with reliable information, but only in accordance with the following additional procedures:

          1. Determine whether or not you are the right person (the "Contact Person") to talk to the individual who is making the inquiry. If someone else in the Company would be in a better position to respond, refer the inquirer to that person.

          2. The Contact Person should make and keep legible notes of his or her conversations with the individual seeking Company information, especially as it relates to any information that may be conveyed.

          3. The Contact Person should satisfy himself or herself that he or she would not be providing the inquirer with any information that he or she could not or would not provide under these guidelines to any other qualified inquirer.

          4. Never release material, non-public information to any third party unless such release is approved by the CFO, and either (i) the communication is made pursuant to a signed confidentiality agreement, or (ii) the communication is made to a person who owes the Company a duty of trust or confidence such as the Company's attorney, investment or commercial banker or accountant. (Refer to Section 10 for definitions of "material" and "non-public" information.)

          5. If a Contact Person or senior official of the Company (i.e., a Company executive officer or a member of the Company's Board of Directors) should disclose material, non-public information during any communication with an investor or securities market professional, the Company's CFO should be immediately notified and immediate public disclosure should be made.

     These procedures should be repeated at the time of each inquiry, even if the particular caller has made prior inquiries.

          D.   Planned Disclosures

          From time to time, meetings may be scheduled by the Company's senior financial executives with outside financial analysts, security holders and/or other securities market professionals and responsible interested persons to provide a forum for distribution of information to the investing public of previously non-public information relating to recent corporate developments or the Company's performance since the last quarterly earnings release. If such non-public information is deemed to be material in nature, the Company will disclose such information to the public, at least concurrently, in a press release. Additionally, when the Company makes planned disclosures of material information, such as a scheduled earnings release, the following model should be used:

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          1.   Provide adequate notice, by a press release and/or website posting, of a scheduled conference call to discuss the announced results, giving investors both the time and date of the conference call, and instructions on how to access the call.

          2. Issue a press release, distributed through regular channels, containing the information.

          3. File Form 8-K incorporating the press release containing the information to the extent required.

          4. Hold the conference call in an open manner, permitting investors to listen in, either by telephonic means or through internet webcasting.

          5. Such conference calls will be taped and will generally be available for replay for one week after the call by means indicated in the announcing press release and/or website posting.

     E.   Press Releases

          It should be expected that any statement made to the press, whether written or oral, would be disseminated promptly and simultaneously to all elements of the investing public. As a result, you need not fear that any such statement could assist an "insider trading" violation. Liability may be incurred, nevertheless, with statements emanating from the Company concerning "future events" such as financial results for periods not yet ended. Therefore, when dealing with the press, take care to observe the General Principles and Procedures stated above, particularly the limitation on disclosure of forward-looking information. In addition,

     1. Inquiries made on behalf of a "wire service" (such as Dow Jones, AP or Reuters) or other national or international institution should be directed at once to the CFO.

     2. All requests for financial data should be answered by or under the direction of the CFO or Treasurer.

X. INSIDER TRADING OF COMPANY SECURITIES

     Hampshire Group seeks to foster a reputation for integrity and honesty. The confidence and trust placed in us by our stockholders is something we value and want to protect. Accordingly, the Company has adopted a policy governing insider trading in Hampshire Group securities (this "Policy Statement"), which implements procedures designed to avoid the misuse of material, nonpublic information about the Company and the market for its securities in the purchase and sale of Company securities.

     Material, nonpublic information about the Company and the market for its stock is the Company's property. Any misuse of such information by any associate of the Company for personal gain, or the gain of others, is theft. Consequently, unauthorized insider trading or the unauthorized "tipping" of inside information are grounds for the Company to sue you. In addition, purchasing or selling

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Company securities while in the possession of material, nonpublic information, or improperly communicating that information to others, can expose you to criminal and civil penalties. The Securities and Exchange Commission can recover from you all profits or losses avoided by you through trading or by those whom you tipped -- even if you did not directly benefit -- and can impose penalties against you. You can also be sued by stockholders of the Company seeking damages.

     This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. It applies to the purchase and sale of Company stock, and the handling of information about the Company, by all associates of the Company, as well as their spouses, minor children and adult members of their households.

     Since the insider trading laws are sometimes confusing, asking questions in advance can help prevent problems from arising. Direct any questions concerning this Policy Statement to the CFO at (864) 225-6232. Also, notify the CFO if you believe that a violation of this Policy Statement has occurred or is about to occur.

     A.   Policy

     No person to whom this Policy Statement applies, including you, may purchase or sell Company securities while in possession of material, nonpublic information about the Company or the market for its securities; nor may any such person communicate any such information to anyone else in violation of the law.

     "Material" Information. "Material" information is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell Company securities. In other words, it is any information that could reasonably affect the price of Company securities. While it is impossible to list all types of information that would be material under particular circumstances, information dealing with the following subjects often is regarded as "material": sales and earnings estimates; purchases and sales of substantial assets or businesses; mergers; tender offers; significant changes in credit arrangements; significant write-downs and write-offs; the resolution of significant contingent liabilities; liquidity problems; unexpected management developments; stock and bond offerings; major price and marketing changes; the loss or gain of a major contract; significant litigation and government investigations.

     "Nonpublic" Information. Information that has not yet been disclosed to the public generally is "nonpublic." Therefore, it would be improper for any person to whom this Policy Statement applies to purchase or sell Company securities the day after an announcement of material information by the Company (as well as the days before such an announcement) because more time than that is necessary for the information to become generally known. Markets and investors need time to obtain material information, understand it and act upon it. To demonstrate that a particular piece of information is "public," you must be able to point to some evidence that the information was widely disseminated or broadcast. Information would be considered widely disseminated after a period of time following disclosure by, for example, the Dow Jones ticker tape, news wire services (such as AP, UPI, Reuters or Bloomberg), radio, television, other electronic media, newspapers, magazines or public filings with the SEC.

                                      -11-
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     B.   Procedures

     The following procedures have been established by the Company to help the associates of the Company, as well as their spouses, minor children and adult members of their households, in avoiding insider trading and to help the Company in preventing, detecting and imposing sanctions against insider trading. Every associate of the Company must comply with these procedures and must assure compliance by their spouses, minor children and adult members of their households, or else risk serious sanctions, including personal liability and criminal penalties. If you have questions, consult the CFO.

     Report. All directors and officers of the Company (including those titled CEO, President and Vice President of the Company or any business unit or subsidiary) must submit to the CFO a report of every purchase or sale of, or other transaction in, Company stock, options or other securities in which they or their families (including spouses, minor children and adult members of their households), directly or indirectly, shall participate, no later than one (1) day after each transaction. The report should include the date of the transaction, the quantity and, if applicable, the price of the securities and the name of the broker-dealer that effected the transaction.

     Trading. During the period beginning two (2) business days following the issuance of the Company's quarterly earnings press release until fifteen (15) days before the last day of that quarter (a "Quarterly Trading Period") all associates of the Company may, except as otherwise provided below, purchase or sell Company stock owned directly, and may permit the purchase or sale of Company securities owned indirectly, by themselves and their families (including their spouses, minor children and adult members of their households) (but, in the case of directors and officers, only after obtaining clearance from the CFO or, in his absence, from the Treasurer at (864) 225-6232). Options to purchase Company stock granted under a Company stock option plan may be exercised for cash at any time without obtaining clearance (although a report under subsection 1 above must still be provided).

     Developments constituting material, nonpublic information may arise or become known to the Company at any time, including during a Quarterly Trading Period. Consequently, even during a Quarterly Trading Period, the ability of associates (and their families) to purchase or sell Company securities shall be suspended if they are so notified by the Company. No explanation for such notice need be given.

     At all times outside the Quarterly Trading Periods, the associates of the Company, as well as their families (including spouses, minor children and adults members of their households), are not permitted directly or indirectly to purchase or sell Company securities, unless clearance has been obtained from the CFO.

     A "business day" is any day, other than a Saturday or Sunday, that the Company is open for business in Anderson, South Carolina. Individuals who request clearance will be notified promptly of clearance or denial. Such notice may be given orally and must be kept confidential. Clearance or denial for a particular trade is within the discretion of the Company. No explanation for a denial need be given.

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     C. Confidential Treatment of Sensitive Information

     The Company's associates must not disclose nonpublic information (whether or not material) relating to the Company, or to the market for its securities, to any person outside the Company, unless the Company has authorized the particular disclosure. Moreover, material, nonpublic information shall not be communicated to anyone, including persons within the Company, except as provided in this Section 10. Such information must be kept confidential. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted to persons who need to know such information, and conversations including or concerning such information, to the extent that they are appropriate at all, should be conducted in private (e.g., not in public elevators or restaurants).

     If someone outside the Company (such as the news media or a securities analyst or investor) asks you questions, either directly or through another person, do not attempt to answer them. You should obtain the name of the person making the inquiry and immediately notify the Chief Financial Officer. If you have any questions regarding this policy, you should contact the Chief Financial Officer for clarification.

     Do not discuss confidential information or acknowledge its existence, even to persons from governmental or self-regulatory bodies, unless there is a legal obligation to do so. Simply and politely inform the inquirer that Company policy requires that he or she be referred to the Chief Financial Officer.

XI. ANTITRUST LAWS

     The discussion that follows is designed to familiarize you with United States antitrust laws. You should be aware that many foreign countries (including the European Community and most of its member countries, and others) have their own antitrust laws, which must be complied with when their markets would be affected. This presentation is, of necessity, only a general guide.

     It is important to be sensitive to the types of issues that may be violations of the antitrust laws. Should you become aware of any situation that may raise questions under the antitrust laws, contact Hampshire Group's Chief Financial Officer immediately.

     A.   Overview

     Among other things, the antitrust laws prohibit contracts, combinations or agreements that unreasonably restrain trade. Agreements among competitors with respect to prices and other terms and conditions of sale may be unlawful "per se," that is they may be considered to be illegal without regard to the business purpose for that agreement. To be unlawful, there does not necessarily have to be a formal agreement. Informal, oral agreements and understandings have been found to be agreements prohibited by the antitrust laws.

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     B. Specific Practices Prohibited by the Antitrust Laws

     o Price-fixing. Agreements between competitors to raise, lower or stabilize prices, or to set maximum or minimum prices, or agreements concerning terms and conditions of sale that affect price, may be unlawful per se. Negotiations and agreements between buyer and seller or between supplier and customer that are part of a bona fide transaction do not violate the antitrust laws. Agreements setting or restricting the prices at which a purchaser may resell can involve a violation of the prohibition against price fixing.

     o Market Allocation. Agreements among competitors to allocate markets, customers or business opportunities likely will violate the antitrust laws.

     o Boycotts/Concerted Refusals to Deal. The antitrust laws permit a company, acting alone, to select the persons with whom it will and will not do business. However, when two or more companies agree not to do business with another person, that agreement may violate the antitrust laws.

     o Monopolization and Attempts and Conspiracies to Monopolize. The antitrust laws prohibit monopolizing (or attempting or conspiring to monopolize) the market for a particular product. Defining a product market for purposes of the antitrust laws is a complex issue. Merely possessing significant market power or market share is not illegal; a violation may occur, however, when a person with monopoly or near-monopoly power engages in unfair or predatory conduct with the purpose or effect of maintaining or increasing that market power.

     o Tying. A tying arrangement is an agreement by a party to sell one product or service but only on the condition that the buyer also purchase a different product or service. Such an arrangement may violate the antitrust laws, and may be unlawful per se.

     o Reciprocity. It also may violate the antitrust laws for a buyer to condition his or her purchases from another person on that person making purchases from the first person. It is not unlawful, however, for a person to transact business with a present or potential customer, even if done for the purpose of inducing that customer to transact other business. What can make the conduct unlawful is the attempt to coerce the customer to engage in reciprocal business.

     o Restrictions on Resale. Restrictions on resale raise antitrust concerns. Restrictions, particularly those that relate to price terms, may be illegal.

     C.   Enforcement of the Antitrust Laws

     In the United States, the antitrust laws constitute both civil and criminal laws. Their violation could expose you, and perhaps the Company, to criminal penalties. Furthermore, any person or class of persons injured by reason of a

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violation of the antitrust laws may recover three times the amount of their actual damages, plus costs and attorneys fees. Antitrust suits have often resulted in multi-million dollar judgments or settlements.

     Violations also may result in court orders that will restrict the way you and the Company can do business. Violations also may cause agreements entered into unlawfully to be unenforceable in court.

XII. IMPLEMENTATION

     All managers shall, within their areas of responsibility, be responsible for explanation of this Policy Guide so as to assure employee knowledge and compliance. Managers are also responsible for enforcement of this Policy Guide within their areas of responsibility. Written certification concerning Policy Guide compliance will be periodically required from those employees so designated by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of Hampshire Group.

     An actual or contemplated conduct that an employee discovers and which he or she reasonably believes may constitute a violation of this Policy Guide must be promptly reported to a Division Head or a corporate officer.

XIII. WAIVER PROCEDURES

     If any situation should arise where a course of action would likely result in a violation of this Policy Guide but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Chief Financial Officer ("CFO") to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in this Policy Guide should be granted.

     Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the CFO, with his recommendation, to the Board of Directors for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. Hampshire Group will disclose the nature and reasons for the waiver on a Form 8-K to be filed promptly with the Securities and Exchange Commission or otherwise as required by the Securities and Exchange Commission or The NASDAQ Stock Market. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

XIV. REPORTING VIOLATIONS UNDER THE CODE

     Any associate having any information or knowledge regarding the existence of any violation or suspected violation of this Policy Guide has a duty to report the violation or suspected violation to a Division Head or corporate officer. Failure to report suspected or actual violations is itself a violation

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of this Policy Guide and may subject the associate to disciplinary action, up to and including termination of employment or legal action. Hampshire Group will endeavor to keep reports confidential to the fullest extent practicable under the circumstances.

     Any associate who reports a suspected violation under this Policy Guide by Hampshire Group, or its agents acting on behalf of Hampshire Group, to a Division Head or corporate officer, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation.

     In addition, any associate who reports a suspected violation under this Policy Guide that the associate reasonably believes constitutes a violation of a local, state or federal statute by Hampshire Group, or its agents acting on behalf of Hampshire Group, to a local, state or federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate's employment for, or because of, the reporting of the suspected violation. For additional information concerning Hampshire Group's non-retaliation policy as it relates to the disclosure of accounting and legal violations, associates should refer to Hampshire Group's Complaint Procedures, a copy of which was previously distributed and is available from the Office of Treasure or on the Company's website www.hamp.com.

XV   ENFORCEMENT

     Violation of this Policy Guide may result in disciplinary action, including termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending employee, and any financial detriment sustained by Hampshire Group. In appropriate circumstances, violations of this Policy Guide will be reported to the applicable authority.

XVI  APPLICATION

     This Policy Guide applies to all employees, officers and directors of Hampshire Group and its subsidiaries.







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